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[LOGO]

Embrace Complexity

***From Our President and CEO**…*The willingness to *embrace complexity* is the foundation of who we are at Momenta. Our goal is to develop a more complete understanding of the structure and biology of complex molecules, networks, and pathologies, providing us insights that will inform our understanding of diseases and the medicines that treat them. We believe that by keeping this complexity in focus at every step of the development process, we can overcome the traditional simplifications that have been necessary to make the drug development process manageable, but that have often led to low success rates for many clinical development programs.

Since our founding, Momenta scientists have sought to embrace the complexity inherent in biologic systems. We have developed finely tuned high-resolution analytics to provide a comprehensive picture of the underlying system. We have also created novel methods to combine multiple data sets, taking advantage of orthogonal approaches to yield solutions no one data set can provide. As a result, we have opened up the potential for a broad new level of understanding that can guide our product development in many areas of biology and disease.

Complex Generics

Momenta's approach can be adapted readily to a broad set of challenges in healthcare. One such opportunity is the limited availability of generic versions of complex medicines. As a young biotech company, we made the decision to apply our innovative approach to develop a generic version of the complex drug Lovenox® (Enoxaparin Sodium for Injection), an anticoagulant. Our strategy was to take advantage of the shorter and less expensive development pathway in generics, and to use our technology to differentiate our program from competitors, to generate earlier product revenues for the company.

We met the challenge for Lovenox by dramatically advancing approaches for understanding its polysaccharide structures. By utilizing proprietary techniques such as "chain mapping," we were able to unravel the myriad structures and sequences in the product's many polysaccharide chains. In addition, we



"Our scientists use innovative scientific approaches to identify how the introduction of a medicine modulates a disease network. This modulation can be considered the biological "signature" of that medicine."

Tanmoy Ganguly, Ph.D.,
Director, Chemical Biology



"Complexity is an inherent property of everything we study. Instead of viewing it as an insurmountable roadblock, we appreciate the value that complexity brings."

John Robblee, Ph.D.,
Principal Scientist, Research

Deconstruct Complexity

combined our analytic data sets to identify relationships between the product's "signature" structures and the parameters used in the process to manufacture the product. In 2010, these innovative approaches led to Momenta's first product approval, in collaboration with Sandoz, which provided the foundation of our complex generics business.

Our second complex generic is the multiple sclerosis medicine Copaxone® (glatiramer acetate). Unlike Lovenox, which is produced from a biologically derived heparin, Copaxone is a synthetic amino acid copolymer. Developing a generic version of Copaxone required us to advance our tools and methods to unlock the complexity of polymer chemistry. The application for regulatory approval of generic Copaxone is currently under review.

Biosimilars and Potentially Interchangeable Biologics

Biosimilars present us with the opportunity to build scale, by developing multiple biologic products on the same technical platform. Development of our first two complex generics offered limited scalability. Though the core of our approach can be adapted to different complex products, elements such as supply chain, process development, and manufacturing capabilities were dramatically different for Lovenox and Copaxone. This made it difficult to find significant advantages in scale across our programs as we grew.

With biosimilars, we have extended our core technology to the production of biologics, including antibodies and fusion proteins. We were confident that if we could understand how cells created certain structural attributes on biologics, we could use that information to both select the optimal cell lines and to define process parameters to control those cell lines to ultimately produce a biologic of choice. This belief formed the foundation of our biosimilars strategy.

At Momenta, by building on a nuanced understanding of the complexity of the structure and activity of a branded biologic product, we work to design, from the start of its development, a biologic that has identical attributes to the brand

Unravel Complexity

product, with a goal of gaining a U.S. Food and Drug Administration (or FDA) designation as interchangeable. In fact, the FDA has stated that their approach to approving biosimilars will be based on the "totality of the evidence." This means that if we provide the FDA an increased amount of evidence that our product has the same complex structure and biologic activity as the brand product, and we have a well-controlled manufacturing process, then the FDA could reduce or eliminate lengthy and costly clinical studies. This would allow us to take advantage of the new biosimilar regulatory pathway with a goal of reduced clinical trials and a path to interchangeability in the market. We are on our way with this strategy, with a six product collaboration signed with Baxter International in early 2012, and three products currently under development.

Novel Medicines

Our approach to thoroughly characterizing complex structures and biology also informs our development of novel products, the founding objective of our company. Today, that novel pipeline is beginning to take shape. Based on our deep understanding of polysaccharides, we have designed an oncology candidate, M402, which takes advantage of heparin's natural antimetastatic and antiproliferative properties. Because of its multi-targeted biological activity, M402 has the potential to be efficacious in a broad range of cancers.

Another example of our innovative new product approach is our sialylation technology. Our work in biologics has helped us to understand that changes to sialylation patterns on antibodies offer the potential to enhance the anti-inflammatory effects of these molecules. Based on this insight, we initiated research of an improved version of intravenous immunoglobulin (or IVIG). IVIG is a complex product mixture derived from blood plasma that is used to treat inflammatory, infectious, and immunodeficiency diseases. Sialylation of IVIG has been reported to increase the potency of its anti-inflammatory activity in the laboratory so, potentially, a sialylated IVIG could substantially decrease the required dose compared with current IVIG therapy. Furthermore, we are working in parallel to apply this sialylation technology to creating recombinant antibody products with improved therapeutic potential. This could potentially expand the range of



"Leveraging high-resolution analytics, scientists from diverse technical disciplines enable a thorough understanding of a product's structure and its link to the design and control of the manufacturing process. The end result: an integrated approach that ensures quality is built into our products."

Claire Coleman, Ph. D.,
Associate Director,
Process Development and Manufacturing



Unlock Complexity

applications of sialylation technology and also could represent a significant improvement for the patients receiving these medicines. As we continue to evolve our analytics to better understand complexity in the biologics we are working with, we intend to add additional novel product candidates to our pipeline.

Some Reflections

As we have grown our business, we have learned a lot about how and where our strategy might best capture competitive advantage from our technology. These include the ability to develop novel, patentable process technologies, and the ability to raise the scientific standards for our competitors in the race for approval of generic and multisource products. We have also learned from the challenges of introducing new development approaches into a traditional regulatory system. Though we are pleased with the approval of our generic enoxaparin, which brought more than $400 million of revenue to the company between 2010 and 2012, it is clear that, as regulators have encountered more complex product applications, their review timelines have extended. However, the issuance of FDA's biosimilars guidance documents, which emphasize the importance of enhanced analytic approaches, signal that regulatory change is well underway.

Our commitment to embrace complexity is as robust and limitless as it was the day Momenta was founded over a decade ago. Our job at Momenta is to keep pushing the science forward to develop products that create value for patients, our healthcare system, and our shareholders. It is an honor and a privilege to lead this company, and I hope you will join us and support us as we build on our successes to grow for the long term.

Craig A. Wheeler
President and Chief Executive Officer
Momenta

Momenta Pipeline Discovery Development market Biosimilars novel proDUcts m402 (polysaccharide) Discovery program including sialylation technology m923 (protein) m834 (protein) m511 (protein) compleX Generics m356 (peptide) enoxaparin sodium injection (polysaccharide) with sandoz with Baxter momenta

Complex Generics

Complex Generics Enoxaparin Sodium Injection: Generic version of Lovenox® Enoxaparin Sodium Injection is a generic version of Lovenox®, the low molecular weight heparin that is one of the most commonly prescribed medicines. Lovenox is used to prevent and treat deep vein thrombosis and to support treatment of acute coronary syndromes. In July 2010, the enoxaparin application filed by our collaborator Sandoz was approved by the U.S. Food and Drug Administration, or FDA, as the first generic Lovenox. The subsequent launch of enoxaparin by Sandoz was the largest launch of a generic injectable in the United States. From its launch through 2012, Momenta earned more than $400 million in enoxaparin product revenues and we continue to receive royalties on Sandoz’s net sales. More importantly, we estimate that, from launch through 2012, approximately five million patients gained access to enoxaparin at a substantially more affordable price, with an aggregate cost savings to the U.S. healthcare system exceeding $1.5 billion. “This [enoxaparin] approval represents a major development in US regulatory science and policy that will likely affect s several other complex drug products...the extensive analytical characterization, as carried out for enoxaparin, will be important in the evaluation of protein products and may help to reduce the scope and extent of animal and clinical studies for biosimilars.(1( )” 1Sau Lee, et. al., Scientific Considerations in the Review and Approval of Generic Enoxaparin in the United States. Nature Biotechnology. Volume 3, 220-226 (2013) M356: Generic version of Copaxone® We are developing M356 (glatiramer acetate injection), a generic version of Copaxone, a synthetic polypeptide medicine, also in collaboration with Sandoz. Copaxone is prescribed for patients with relapsing-remitting multiple sclerosis, a chronic disease of the central nervous system characterized by inflammation and neurodegeneration. Copaxone is one of the leading products marketed for treating multiple sclerosis, with reported U.S. sales for 2012 of $2.9 billion. Patents listed in the FDA Orange Book expire in May 2014, and one non-Orange Book patent expires in September 2015. The application for M356 filed by Sandoz was accepted by the FDA in July 2008 as the first generic Copaxone application. The FDA is reviewing the application and we believe that M356 is approvable as an interchangeable generic Copaxone. Given Copaxone’s complex structure as a mixture of polypeptide chains of various lengths and sequences, there are significant technical challenges involved in characterizing Copaxone and in developing and manufacturing a generic product that has the same active ingredient. Under the terms of our M356 collaboration with Sandoz, Momenta is responsible for the development of M356 and Sandoz is responsible for its commercialization. Upon commercialization, Momenta will receive a 50% profit share on worldwide net sales of M356.

Biosimilars

Biosimilars Market opportunity and regulatory pathway Biosimilars are expected to represent a sizable and growing segment of the U.S. drug industry, as branded biologics, with estimated global aggregate sales of more than $50 billion, lose their patent exclusivity by 2015. It is expected that biosimilar versions of biologics will cost less than patent-protected, branded medicines and will introduce competition into the healthcare system, providing increased patient access to more affordable treatment options. The Biologics Price Competition and Innovation Act of 2009 (or the BPCI) created an abbreviated pathway for FDA review and approval of biosimilars. The BPCI put a basic framework in place within which the FDA will conduct its approval process as well as procedures for resolving patent disputes. To support the BPCI pathway, the FDA issued draft guidance documents in February, 2012, emphasizing a science-based, step-wise review process. Biosimilar products that are shown to be more highly similar with or indistinguishable from branded products could benefit, on a case-by-case basis, from reduced clinical requirements and could be designated as interchangeable. We are applying our in-depth analytics, rigorous process development, and extensive biocharacterization to create biosimilars intended to achieve these reduced clinical requirements and, ultimately, interchangeability. We continue to participate in discussions to help shape the new approval pathway for biosimilar and potentially interchangeable biologics. Global biosimilars collaboration In early 2012, Momenta and Baxter International finalized a global collaboration to develop biosimilar and potentially interchangeable biologic versions of up to six monoclonal antibodies and fusion proteins. Momenta is responsible for the development of the products through the filing of the Investigational New Drug, or IND, application with the FDA. Baxter is responsible for the subsequent regulatory, clinical development, and commercial activities. Upon commercialization, Momenta will receive royalties on Baxter’s sales of these products at royalty rates that increase based on the number of competitors, the interchangeability of the products and the level of sales. Momenta also has the potential to receive technical and development milestones totaling up to $80 million for all six products, and up to $300 million in regulatory milestones, on a sliding scale, designed to reward the company for substantially reducing the scope of the clinical activities required for each product. Presently under this collaboration Momenta is developing M923 and M834, both targeting autoimmune and inflammatory diseases, and M511, a monoclonal antibody for oncology. M923 is the most advanced biosimilar, with an IND submission planned for 2014.

Novel Medicines

Novel Medicines M402, a drug candidate for oncology M402 is a novel oncology candidate that affects a tumor’s microenvironment. Specifically, it is a novel heparan sulfate mimetic that has been shown to bind to multiple growth factors to inhibit tumor progression and metastasis. The past use of heparins to treat blood clots in cancer patients has generated numerous reports of antitumor activity; however, the dose of these products has been limited by their bleeding risk. M402 is derived from heparin and has been engineered to significantly reduce anticoagulant activity while preserving the antitumor properties. In April 2012, we initiated a Phase 1/2 proof-of-concept clinical study in patients with advanced metastatic pancreatic cancer. The Phase 1/2 trial consists of two parts and will evaluate the safety, efficacy, pharmacokinetics and pharmacodynamics of M402 in combination with standard of care chemotherapy. Part A of the study is an open-label, multiple ascending dose study. Pending successful completion of this phase, we expect to initiate Part B of the trial, which will be a randomized, controlled study investigating the safety and antitumor activity of M402. We believe that M402 could represent an exciting advancement because its mechanism of action, by binding to multiple factors involved in tumor growth and metastasis, creates the potential for M402 to contribute to efficacy in a broad range of cancers. Sialylation technology We are using our proprietary sialylation technology, a method to add sialic acid to proteins, to modify antibodies in intravenous immunoglobulin, or IVIG, and IgG-based medicines. Our objective is to develop medicines that address autoimmune and inflammatory diseases with differentiated attributes such as enhanced efficacy and a wider therapeutic window. Today, global IVIG sales are approximately $7 billion annually. IVIG is approved in several indications, including inflammatory, infectious, and immunodeficiency diseases, and is also being investigated for use in the treatment of Alzheimer’s disease and neurological conditions. In 2012, we made significant progress in demonstrating in a nonclinical model that sialylating Fc-linked glycans of IgG antibodies can enhance anti-inflammatory effects. In 2013, our first objective is to investigate the biology of sialylated IVIG to inform our selection of the best indication to consider taking forward into our clinical programs. Our second objective is to define the specific drug candidate, or candidates, to advance into the clinic. There are two ways to apply sialylation technology: a sialylated plasma-derived IVIG product or a recombinant sialylated Fc product. We are investigating both approaches, and should they be successful, we expect to have data in 2013 that will guide our future development efforts.

Business

Business Our business strategy is to develop generic and biosimilar products to take advantage of their accelerated regulatory pathways and to utilize the cash flow from sales of these products to fund further product development, including novel drugs and biologics. We apply advanced scientific methods to the development of complex products, including polysaccharides, a synthetic polypeptide, and biologics. Today, our diversified pipeline includes complex generics, biosimilars and novel medicines. We work with collaborators to develop and commercialize our complex generics and an emerging pipeline of biosimilars. We collaborate with Sandoz, a division of Novartis, for the development and commercialization of two complex generic drugs: Enoxaparin Sodium Injection, presently being marketed by Sandoz, and M356, a generic version of Copaxone® (glatiramer acetate), currently under review by the Food and Drug Administration. We receive a royalty on Sandoz’s net sales of enoxaparin, and, upon commercialization, will earn a profit share on Sandoz sales of glatiramer acetate. In addition, we collaborate with Baxter for the development and commercialization of up to six biosimilars and potentially interchangeable biologics. Under the collaboration we may earn license fees and payments for achievement of technical, developmental and regulatory milestones. Upon commercialization, we will receive royalties on Baxter’s net sales of the collaboration’s products. Momenta is a public company, trading on the NASDAQ Global Market under the symbol “MNTA”, with approximately 250 employees in Cambridge, MA. The company entered 2013 with cash, cash equivalents and marketable securities totaling more than $340 million of unrestricted cash and no debt. As we continue through 2013 and beyond, we are managing our financial position and choosing wisely where best to leverage our technology and invest in our exciting pipeline.

People

People At Momenta, we seek to solve complex medical challenges. Our dedicated scientists embrace complexity and look for opportunities to open up new frontiers in research through advanced approaches to understanding diseases and the medicines that treat them. We believe that our outstanding people, innovative technologies, and diversified business model take our company beyond conventional boundaries. We have built a diverse, creative, and highly motivated team of over 250 scientists and business professionals to realize, maximize, and expand on the extraordinary potential of our technology. We actively encourage them to be free-thinking, innovating, creative, and place a strong emphasis on teamwork and operational execution. We believe that to solve complex scientific problems, an individual cannot look at each problem in the same way. People who join Momenta are driven to face the unknown and are motivated to seek new approaches. This mindset is the essence of Momenta and has established our scientific leadership. We continue to invest in and expand our capabilities. We believe that our investments in our people have and will prove crucial to our ability to capitalize on our innovative technology. Although we are a relatively small company, a differentiating quality of our company is our nimbleness. We have the flexibility to leverage team members across the organization to address questions as they arise. One example was the heparin crisis. A contaminant that was introduced into the heparin supply in China exposed the vulnerability of a global supply chain. We applied our characterization and analytics to help solve the question of what was contaminating the heparin supply. Within a matter of weeks, we worked with a task force that answered that complex question and helped influence development of a screening process to ensure the quality and integrity of the heparin provided to patients. At Momenta, we face new and different challenges every day. To address these challenges, we apply the same approach of complex analysis combined with unconventional, insightful problem solving. Our people embrace complexity. Do you?

This letter and related documents include forward looking statements regarding management’s future expectations, beliefs, intentions, goals, strategies, plans and prospects, including statements relating to the commercial market for generic enoxaparin; the commercial success of our generic enoxaparin product; our cash position, future revenue, expenses and other results of operations; our current and future development and commercialization efforts; regulatory approval pathways for biosimilars and potentially interchangeable biologics; our ability to obtain approval for and commercialize our M356 product candidate; our ability to advance our biosimilars programs; the success of our nonclinical studies and clinical trials for our development candidates, including M402; and other important factors described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in our Annual Report under the section “Risk Factors,” as well as other documents that may be filed by us from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, our actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. We are providing the information in these documents as of this date and assume no obligations to update the information included or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners. www.momentapharma.com MOMENTA 675 West Kendall Street, Cambridge, MA 02142 T: 617.491.9700 infor@momentapharma.com